SUB-ITEM 77K:  Changes in registrants certifying accountant


On June 25, 2008, PricewaterhouseCoopers LLP was replaced as the independent registered public accounting firm for the Regions Morgan Keegan Select Short Term Bond Fund, Regions Morgan Keegan Select Intermediate Bond Fund and Regions Morgan Keegan Select High Income Fund (the Funds). The decision to replace PricewaterhouseCoopers LLP was approved by the Funds audit committee and was ratified by its Board of Directors. The reports of PricewaterhouseCoopers LLP on the Funds financial statements for the year ended June 30, 2007 and the ten month period ended April 30, 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and through June 25, 2008 there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. At no time preceding the replacement of PricewaterhouseCoopers LLP did any of the events enumerated in paragraphs
(1)(v)(A) through (D) of item 304(a) of Regulation S-K occur.

On June 25, 2008, the Funds Board of Directors engaged the firm Briggs, Bunting & Dougherty, LLP to serve as the new independent registered public accounting firm to the Funds. At no time preceding the engagement of Briggs, Bunting & Dougherty, LLP did the funds management consult Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Funds have provided PricewaterhouseCoopers LLP with a copy of these disclosures and have requested PricewaterhouseCoopers LLP to furnish with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated December 24, 2008, is filed as an exhibit to this Form N-SAR.